Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS THIRD QUARTER

2018 RESULTS

GREAT NECK, New York, November 8, 2018 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended September 30, 2018.

“We continued to execute on our long-term growth strategy by staying disciplined and selectively investing in properties located in strong local markets that produce sustained cash flow,” commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “We expect to benefit from the targeted acquisitions and timely divestitures we have made over the past several years. As we move forward, we remain committed to building value for our stockholders.”

Operating Results:

Rental income was $17.2 million for each of the three months ended September 30, 2018 and 2017. Rental income was impacted favorably in the current period by a non-cash write-off resulting from a lease termination, the tenanting of properties that were vacant in the 2017 period and properties acquired in 2017 and 2018. This was offset by properties sold in 2018 and 2017 and a non-cash allowance for an unbilled rent receivable.

Total operating expenses in the third quarter of 2018 were $11.5 million compared to $10.8 million for the same period in 2017.

Net income attributable to One Liberty in the third quarter of 2018 was $10.1 million, or $0.52 per diluted share, compared to $7.1 million, or $0.38 per diluted share, in the third quarter of 2017. Net income for the 2018 quarter includes a $4.6 million, or $0.24 per diluted share, gain on the sale of real estate, a $2.0 million gain, or $0.10 per diluted share, from the sale of real estate by an unconsolidated subsidiary and offset by $636,000, or $0.03 per diluted share from the non-cash adjustments described below. The 2017 quarter includes $3.3 million, or $0.17 per diluted share, of gain on sale of real estate.

Funds from Operations, or FFO, were $9.4 million, or $0.48 per diluted share, compared to $9.3 million, or $0.50 per diluted share, in the prior year quarter. FFO for the current quarter was negatively impacted by $0.07 per diluted share related to the non-cash allowance for the unbilled rent receivable, offset by $0.04 per diluted share of non-cash income from the write-off resulting from a lease termination.

Adjusted Funds from Operations, or AFFO, was $10.3 million, or $0.53 per diluted share, in the 2018 quarter, compared to $9.9 million, or $0.53 per diluted share, for the quarter ended September 30, 2017.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended September 30, 2018 by the approximate 709,000 share increase in the weighted average number of shares of common stock outstanding during the third quarter of 2018 from the third quarter of 2017 due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At September 30, 2018, the Company had $17.2 million of cash and cash equivalents, total assets of $742.4 million, total debt of $403.0 million, and total stockholders’ equity of $306.1 million.

At November 2, 2018, One Liberty’s available liquidity was approximately $104.6 million, including approximately $8.6 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $96.0 million available under its credit facility.

Transactions:

During the quarter ended September 30, 2018, the Company recognized a gain of $4.6 million from the sale of a land parcel ground leased to the owner/operator of a multi-family complex and a gain of $2.0 million, representing its share of a gain from the sale of a property by an unconsolidated joint venture.

Subsequent Events:

As previously reported, subsequent to September 30, 2018, the Company purchased:

●	an industrial/office facility property for a purchase price of $12.8 million, and
●	an industrial property for $7.4 million.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock and restricted stock unit compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	September 30,	December 31,
	2018	2017

ASSETS
Real estate investments, net	$663,691	$666,374
Investment in unconsolidated joint ventures	10,283	10,723
Cash and cash equivalents	17,173	13,766
Restricted cash	379	443
Unbilled rent receivable, net of allowance of $1,440 and $0, respectively	13,407	14,125
Unamortized intangible lease assets, net	26,326	30,525
Other assets	11,178	6,630
Total assets	$742,437	$742,586

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,029 and $3,789 of deferred financing costs, respectively	$402,978	$393,157
Line of credit-outstanding, net of $0 and $624 of deferred financing costs, respectively	-	8,776
Unamortized intangible lease liabilities, net	15,308	17,551
Other liabilities	16,645	24,600
Total liabilities	434,931	444,084

Total One Liberty Properties, Inc. stockholders' equity	306,067	296,760
Non-controlling interests in consolidated joint ventures	1,439	1,742
Total equity	307,506	298,502
Total liabilities and equity	$742,437	$742,586

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Rental income, net	$17,193	$17,217	$52,501	$50,770
Tenant reimbursements	2,005	1,920	5,983	5,252
Lease termination fee	372	-	372	-
Total revenues	19,570	19,137	58,856	56,022

Operating expenses:
Depreciation and amortization	5,672	5,115	16,104	15,858
General and administrative	3,071	2,701	8,999	8,409
Real estate expenses	2,592	2,689	7,774	7,765
Federal excise and state taxes	59	90	286	401
Leasehold rent	77	77	231	231
Impairment loss	-	153	-	153
Total operating expenses	11,471	10,825	33,394	32,817

Other operating income
Gain on sale of real estate, net	4,585	3,269	6,993	9,837
Operating income	12,684	11,581	32,455	33,042

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	173	212	716	663
Equity in earning from sale of unconsolidated joint venture properties	1,986	-	2,057	-
Other income	7	57	17	399
Interest:
Expense	(4,448)	(4,459)	(13,195)	(13,380)
Amortization and write-off of deferred financing costs	(220)	(263)	(669)	(717)

Net income	10,182	7,128	21,381	20,007
Net income attributable to non-controlling interests	(35)	(23)	(866)	(65)

Net income attributable to One Liberty Properties, Inc.	$10,147	$7,105	$20,515	$19,942

Net income per share attributable to common stockholders-diluted	$0.52	$0.38	$1.06	$1.07

Funds from operations - Note 1	$9,378	$9,285	$28,828	$26,669
Funds from operations per common share-diluted - Note 2	$0.48	$0.50	$1.50	$1.44

Adjusted funds from operations - Note 1	$10,320	$9,856	$30,934	$28,984
Adjusted funds from operations per common share-diluted - Note 2	$0.53	$0.53	$1.61	$1.56

Weighted average number of common and
unvested restricted shares outstanding:
Basic	19,297	18,613	19,169	18,481
Diluted	19,400	18,691	19,251	18,583

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Note 1:	2018	2017	2018	2017
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$10,147	$7,105	$20,515	$19,942
Add: depreciation and amortization of properties	5,584	5,036	15,846	15,621
Add: our share of depreciation and amortization of unconsolidated joint ventures	156	215	563	656
Add: impairment loss	-	153	-	153
Add: amortization of deferred leasing costs	88	79	258	237
Deduct: gain on sale of real estate	(4,585)	(3,269)	(6,993)	(9,837)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(1,986)	-	(2,057)	-
Adjustments for non-controlling interests	(26)	(34)	696	(103)

NAREIT funds from operations applicable to common stock	9,378	9,285	28,828	26,669

Add (deduct): straight-line rent accruals and amortization of lease intangibles	93	(397)	(932)	(802)
Deduct: lease termination feee	(372)	-	(372)	-
(Deduct) add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	(7)	10	13	27
Add: amortization of restricted stock and RSU compensation	971	684	2,653	2,341
Add: amortization and write-off of deferred financing costs	220	263	669	717
Add: our share of amortization and write-off of deferred financing costs
of unconsolidated joint ventures	28	6	40	19
Adjustments for non-controlling interests	9	5	35	13

Adjusted funds from operations applicable to common stock	$10,320	$9,856	$30,934	$28,984

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.52	$0.38	$1.06	$1.07
Add: depreciation and amortization of properties	0.29	0.27	0.83	0.84
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.03	0.04
Add: impairment loss	-	0.01	-	0.01
Add: amortization of deferred leasing costs	-	-	0.01	0.02
Deduct: gain on sale of real estate	(0.24)	(0.17)	(0.36)	(0.53)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(0.10)	-	(0.11)	-
Adjustments for non-controlling interests	-	-	0.04	(0.01)

NAREIT funds from operations per share of common stock-diluted	0.48	0.50	1.50	1.44

Add (deduct): straight-line rent accruals and amortization of lease intangibles	-	(0.02)	(0.04)	(0.05)
Deduct: lease termination feee	(0.02)	-	(0.02)	-
(Deduct) add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	-	-	-	-
Add: amortization of restricted stock and RSU compensation	0.06	0.04	0.14	0.13
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.03	0.04
Add: our share of amortization and write-off of deferred financing costs	-	-	-	-
of unconsolidated joint ventures
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted	$0.53	$0.53	$1.61	$1.56